EXHIBIT 99.1

Adept Technology Reports Fiscal Year 2015 First Quarter Results

  6% Increase in Revenues;
  $0.01 Diluted Earnings Per Share;
  Adjusted EBITDA Grew 35%

PLEASANTON, Calif., Nov. 4, 2014 (GLOBE NEWSWIRE) -- Adept Technology, Inc. (Nasdaq:ADEP), a leading provider of intelligent robots, autonomous mobile solutions and services, today announced its fiscal 2015 first quarter financial results.

Fiscal 2015 First Quarter Highlights

  Revenue of $14.4 million increased 6% compared with the 2014 first quarter.
  Operating income was $0.1 million compared with an operating loss of $0.2 million in 2014.
  Adjusted EBITDA of $0.6 million increased 35% compared with 2014.

"I am pleased that in the first quarter we were able to continue to invest in our strategic initiatives, including new product development and sales, service and marketing resources, while at the same time improve our bottom line performance. We continue to believe our progress will be dependent on four imperatives: disciplined focus on the voice of the customer; continual introduction of new products; expanding our margins; and profitably growing our sales," said Rob Cain, Adept's President and CEO. "During the quarter and into the second quarter, we have continued to work on improving performance in the U.S., and this improvement along with our historical strength in Europe and our growth opportunities for Asia and mobile, positions Adept for strong and profitable long term growth."

First Quarter Fiscal 2015 Results

Revenues for the first quarter of fiscal 2015 were $14.4 million, compared with $13.6 million in 2014. Gross margin was 44.7%, compared with 46.1% in 2014. Operating expenses were $6.4 million, compared to $6.5 million in 2014. The Company's operating income for the first quarter was $0.1 million, compared with an operating loss of $0.2 million 2014. In the 2015 first quarter, Adept reported GAAP net income attributable to common shareholders of $0.1 million, or $0.01 per share. This compares with a net loss of $0.5 million, or a loss of $0.05 per share, in 2014. Adept's non-GAAP adjusted EBITDA was $0.6 million in the 2015 first quarter, compared with $0.5 million in 2014. A discussion of this non-GAAP measure and reconciliation to the applicable GAAP measure is included below. Adept's cash and cash equivalents at September 27, 2014 totaled $4.8 million, and the Company did not draw on its credit facility.

Quarterly Conference Call (November 4, 2014)

Rob Cain, President and Chief Executive Officer, and Seth Halio, Chief Financial Officer, will host an investor conference call on Tuesday, November 4, 2014 at 5:00 P.M. Eastern Time, to review the Company's financial and operating performance for fiscal 2015 first quarter. The call may also include statements regarding the Company's anticipated future operational activities. These statements will be forward-looking, and actual results may differ materially. The Company intends to continue its practice of not updating forward-looking statements. The call can be accessed by dialing 1-888-466-4462. International callers can dial 1-719-325-2144. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.adept.com in the Investor Relations section of our website. A webcast archive will also be available following the call's conclusion until the Company reports its financial results for its fiscal 2015 second quarter.

Company Profile

Adept is a global, leading provider of intelligent robots, autonomous mobile solutions and services that enable customers to achieve precision, speed, quality and productivity in their assembly, handling, packaging, testing, and logistical processes. With a comprehensive portfolio of high-performance motion controllers, application development software, vision-guidance technology and high-reliability robot mechanisms with autonomous capabilities, Adept provides specialized, cost-effective robotics systems and services to high-growth markets including medical, electronics, food and semiconductor; as well as to traditional industrial markets including machine tool automation and automotive components. More information is available at www.adept.com. All trade names are either trademarks or registered trademarks of their respective holders.

Use of Non-GAAP Financial Information

In addition to presenting GAAP net income (loss), we present non-GAAP adjusted EBITDA (loss), which we define as earnings before (to the extent otherwise applicable) interest expense, income taxes, depreciation and amortization, intangibles and goodwill impairment charges, merger and acquisition related expenses, stock compensation expense, and restructuring charges as a relevant measure of performance approximating operating cash flow, a metric commonly used among technology companies. We believe that this provides meaningful supplemental information to our investors regarding our ongoing operating performance. Adjusted EBITDA (loss) should be considered in addition to, and not as a substitute for, GAAP measures of financial performance. For more information on our adjusted EBITDA (loss) please see the table captioned "Reconciliation of GAAP net income (loss) to Adjusted EBITDA (loss)" below. While we believe that adjusted EBITDA (loss) is useful as described above, it is incomplete and should not be used to evaluate the full performance of the Company or its prospects. Although historically infrequent, unpredictable and significantly variable and thus included in this adjustment, mergers and acquisitions expenses may occur in the future if additional acquisitions are pursued. Further, while we have incurred restructuring expense in the past, this is not a routine aspect of our operating activities and varies in amount and effect. Additionally, stock-based compensation has been, and will continue to be, a recurring expense as an important incentive component of employee compensation. GAAP net income (loss) is the most complete measure available to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, as presented in our filings with the Securities and Exchange Commission, provides the full accounting for how we have decided to use resources provided to us from our customers and shareholders.

Forward Looking Statements

This press release contains forward-looking statements including, without limitation, statements about our expectations about stabilization of our business, the impact of our cost reductions, new market strategies for our sales and opportunities in our geographic markets, and our ability to grow our customer base, revenues, and cash flow. Such statements are based on current expectations and projections about the Company's business. These statements are not guarantees of future performance and involve numerous risks and uncertainties that are difficult to predict. The Company's actual results could differ materially from those expressed in forward-looking statements for a variety of reasons, including but not limited to factors affecting our fluctuating operating results that are difficult to forecast or outside our control; our limited liquidity due to historical operating losses and negative cash flow, the effect of the current state of the manufacturing sector and other businesses of our customers; the effectiveness and unintended consequences of our restructuring actions and other expense-related matters; changes in our management team; the impact of acquisitions and strategic plans on our cash resources and operations, the Company's inability to accurately forecast or react quickly to changes in demand for our products; seasonality of results, particularly in Europe; risks of technical and commercial acceptance of the Company's new or current products; the costs of international operations, sales and suppliers and the impact of foreign currency exchange; the cyclicality of capital spending of the Company's customers and lack of long-term customer contracts; the highly competitive nature of and rapid technological change within the intelligent automation industry; the lengthy sales cycles for the Company's products; the Company's increasing investment in markets that are subject to increased regulation; risks associated with outsourced manufacturing and single sources of supply; potential delays associated with the development and introduction of new products; and potential costs of regulatory compliance.

For a discussion of risk factors relating to Adept's business, see Adept's SEC filings, including the Company's annual report on Form 10-K for the fiscal year ended June 30, 2014, which includes the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	September 27,	June 30,
	2014	2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 4,772	$ 7,600
Restricted cash	188	194
Accounts receivable	11,098	10,974
Inventories	11,248	10,296
Other current assets	789	545
Total current assets	28,095	29,609
Property and equipment, net	986	1,082
Goodwill	1,493	1,493
Other intangible assets, net	735	796
Other assets	95	90
Total assets	$ 31,404	$ 33,070

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 6,512	$ 7,709
Accrued payroll and related expenses	1,986	2,235
Accrued warranty expenses	901	897
Deferred revenue	457	644
Accrued income tax, current	63	10
Other accrued liabilities	701	848
Total current liabilities	10,620	12,343
Long-term liabilities:
Deferred income tax, long-term	430	430
Long-term obligations	78	130
Total liabilities	11,128	12,903
Stockholders' equity:
Common stock	189,738	189,427
Treasury stock	(42)	(42)
Accumulated deficit	(169,286)	(169,368)
Accumulated other comprehensive income	(134)	150
Total stockholders' equity	20,276	20,167
Total liabilities and stockholders' equity	$ 31,404	$ 33,070

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	September 27,	September 28,
	2014	2013
Revenues	$ 14,402	$ 13,571
Cost of revenues	7,959	7,309
Gross margin	6,443	6,262
Operating expenses:
Research, development and engineering	1,496	1,555
Selling, general and administrative	4,802	4,888
Amortization of other intangible assets	61	61
Total operating expenses	6,359	6,504
Operating income (loss)	84	(242)
Interest expense, net	--	(5)
Foreign currency exchange gain (loss)	78	(96)
Income (loss) before income taxes	162	(343)
Provision for income taxes	80	55
Net income (loss)	82	(398)
Effects of redeemable convertible preferred stock:
Accretion of preferred stock to redemption value	—	(24)
Dividends allocated to preferred stockholders	—	(80)
Net income (loss) attributable to common stockholders	$ 82	$ (502)

Net income (loss) per share attributable to common stockholders:
Basic	$ 0.01	$ (0.05)

Diluted	$ 0.01	$ (0.05)

Shares used to compute net income (loss) per share attributable to common stockholders:
Basic	13,059	10,855

Diluted	13,488	10,855

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
(in thousands)
(unaudited)

	Three months Ended
	September 27, 2014	September 28, 2013

Net income (loss)	$82	$ (398)
Interest income (expense), net		(5)
Provision for income taxes	80	55
Depreciation and amortization	262	275
Stock compensation expense	201	526
Adjusted EBITDA (loss)	$625	$463
CONTACT: Seth Halio
         Chief Financial Officer
         925-245-3400
         Investor.relations@adept.com